Exhibit (a)(5)

THE GABELLI CONVERTIBLE AND INCOME SECURITIES FUND INC.

ARTICLES SUPPLEMENTARY

CREATING AND FIXING THE RIGHTS OF

SERIES E 4.00% CUMULATIVE PREFERRED STOCK

The Gabelli Convertible and Income Securities Fund Inc., a Maryland corporation, (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Board of Directors (as defined herein), at a meeting duly convened and held on October 2, 2019, pursuant to authority expressly vested in it by Article V of the Charter of the Corporation, adopted a resolution classifying and designating 350,000 authorized and unissued shares of Common Stock (as defined herein) as “Series E 4.00% Cumulative Preferred Stock” (the “Series E Preferred Stock”).

SECOND: These Articles Supplementary set forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Stock. The preferences, conversion or other rights, voting powers, rights, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of the Series E Preferred Stock of the Corporation as set by the Board of Directors are as follows:

ARTICLE I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other Person as shall be serving as the investment adviser of the Corporation.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of Series E Preferred Stock (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Articles Supplementary” means the Articles Supplementary classifying and designating the Series E 4.00% Cumulative Preferred Stock of the Corporation.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday nor Sunday.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Charter” means the charter of the Corporation, including these Articles Supplementary, as filed with the State Department of Assessments and Taxation of the State of Maryland.

“Common Stock” means the Common Stock, par value $.001 per share, of the Corporation.

“Corporation” means The Gabelli Convertible and Income Securities Fund Inc.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Article II hereof.

“Date of Original Issue” means October 16, 2019 with respect to the Series E Preferred Stock and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Dividend-Disbursing Agent” means, with respect to the Series E Preferred Stock, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Corporation and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series E Preferred Stock, any date on which dividends and distributions authorized by, or under authority granted by, the Board of Directors thereon and declared by the Corporation are payable pursuant to the provisions of paragraph 2(a) of Article II of these Articles Supplementary and shall for the purposes of these Articles Supplementary have a correlative meaning with respect to any other class or series of Preferred Stock.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“First Put Period” shall have the meaning set forth in paragraph 4(c) of Article II hereof.

“Governing Documents” means the Charter and the By-Laws.

“Liquidation Preference” shall, with respect to the Series E Preferred Stock, have the meaning set forth in paragraph 3(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(d)(i) of Article II hereof.

“Outside Redemption Date” means the 30th Business Day after a Cure Date.

“Outstanding” means, as of any date, Preferred Stock theretofore issued by the Corporation except:

(a)	any such share of Preferred Stock theretofore cancelled by the Corporation or delivered to the Corporation for cancellation;

(b)

any such share of Preferred Stock as to which a Notice of Redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Corporation in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Articles Supplementary with respect thereto; and

(c)	any such Preferred Stock in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of Preferred Stock as to which any subsidiary of the Corporation is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Stock” means all classes and series of the preferred stock, par value $0.001 per share, of the Corporation, and includes the Series E Preferred Stock.

“Put Exercise Notice” shall have the meaning set forth in paragraph 4(e) of Article II hereof.

“Record Date” shall have the meaning set forth in paragraph 2(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Redemption Date” shall have the meaning set forth in paragraph 4(c) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Second Put Period” shall have the meaning set forth in paragraph 4(c) of Article II hereof.

“Series E Preferred Stock” means the Series E 4.00% Cumulative Preferred Stock, par value $0.001 per share, of the Corporation.

“Series E Asset Coverage Cure Date” means, with respect to the failure by the Corporation to maintain Asset Coverage (as required by paragraph 6(a)(i) of Article II hereof) as of the last Business Day of each March, June, September and December of each year, 49 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)

demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

“Third Put Period” shall have the meaning set forth in paragraph 4(c) of Article II hereof.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Article II hereof.

ARTICLE II

SERIES E PREFERRED STOCK

1.    Number of Shares; Ranking.

(a)    The initial number of authorized shares constituting the Series E Preferred Stock to be issued is 350,000. No fractional shares of Series E Preferred Stock shall be issued.

(b)    Series E Preferred Stock which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Common Stock.

(c)    The Series E Preferred Stock shall rank on a parity with any other series of Preferred Stock as to the payment of dividends, distributions, and liquidation preference to which such shares are entitled.

(d)    No holder of Series E Preferred Stock shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Stock or Common Stock or other securities of the Corporation which it may hereafter issue or sell. No holder of Series E Preferred Stock shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”) or any successor provision.

2.    Dividends and Distributions.

(a)    Holders of shares of Series E Preferred Stock shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board of Directors and declared by the Corporation, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 4.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series E Preferred Stock and no more, payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing December 26, 2019 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series E Preferred Stock as they appear on the stock book of the Corporation at the close of business on the fifth Business Day preceding the Dividend Payment Date (each, a “Record Date”) in preference to dividends and distributions on Common Stock and any other capital shares of the Corporation ranking junior to the Series E Preferred Stock in payment of dividends and distributions. Dividends and distributions on Series E Preferred Stock that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series E Preferred Stock shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment

Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series E Preferred Stock may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

(b)    (i)    No full dividends or distributions shall be declared or paid on shares of Series E Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all Outstanding shares of such Preferred Stock, any dividends and distributions being paid on such shares of Preferred Stock (including the Series E Preferred Stock) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant Dividend Payment Date. No holders of shares of Series E Preferred Stock shall be entitled to any dividends or distributions, whether payable in cash, property or stock, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on shares of Series E Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Series E Preferred Stock that may be in arrears.

(ii)    For so long as shares of Series E Preferred Stock are Outstanding, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends and distribution of assets upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have Asset Coverage, (B) all cumulative dividends and distributions on all shares of Series E Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the

Corporation has redeemed the full number of shares of Series E Preferred Stock to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii)    Any dividend payment made on the shares of Series E Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c)    Not later than the Business Day immediately preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3.    Liquidation Rights.

(a)    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $100.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Corporation.

(b)    If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Outstanding shares of Series E Preferred Stock, and any other Outstanding shares of a class or series of Preferred Stock of the Corporation ranking on a parity with the Series E Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series E Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the holders of shares of Series E Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Notwithstanding any other provision of these Articles Supplementary, Series E Preferred Stock submitted for redemption pursuant to paragraph 4(c) hereof will remain subject to the foregoing liquidation terms until the applicable Redemption Date. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of shares of Series E Preferred Stock, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Series E Preferred Stock as to liquidation.

4.    Redemption.

Shares of the Series E Preferred Stock shall be redeemed by the Corporation as provided below:

(a)    Mandatory Redemptions.

The Corporation is required to redeem the Series E Preferred Stock on October 16, 2023 at a price equal to the Liquidation Preference plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Corporation) to, but not including, the date of redemption (the “Redemption Price”). If the Corporation is required to redeem any shares of Preferred Stock (which may include Series E Preferred Stock) prior to October 16, 2023, pursuant to paragraph 6(b) of Article II hereof, then the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Series E Asset Coverage Cure Date (herein referred to as a “Cure Date”) fix a redemption date that is on or before the Outside Redemption Date and proceed to redeem shares as set forth in paragraph 4(d) hereof; provided, however, that the Corporation may fix a redemption date that is after the Outside Redemption Date if the Board of Directors determines that extraordinary market conditions exist as a result of which disposal by the Corporation of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Preferred Stock, which, to the extent permitted by the 1940 Act and Maryland law, at the option of the Corporation may include any proportion of Series E Preferred Stock or any other series of Preferred Stock, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Corporation having Asset Coverage immediately prior to the opening of business on such Cure Date or, if Asset Coverage cannot be so restored, all of the Outstanding shares of Series E Preferred Stock, at a price equal to the Redemption Price. In the event that shares of Preferred Stock are redeemed pursuant to paragraph 6(b) of Article II hereof, the Corporation may, but is not required to, redeem an additional number of shares of Series E Preferred Stock pursuant to this paragraph 4(a) which, when aggregated with other shares of Preferred Stock redeemed by the Corporation, permits the Corporation to have with respect to the shares of Preferred Stock (including the Series E Preferred Stock) remaining Outstanding after such redemption Asset Coverage of as much as 220%. In the event that all of the shares of Series E Preferred Stock then Outstanding are required to be redeemed pursuant to paragraph 6 of Article II hereof, the Corporation shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(d) hereof.

(b)    Optional Redemptions.

The shares of Series E Preferred Stock are not subject to optional redemption by the Corporation unless such redemption is necessary, in the judgment of the Board of Directors,

to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

(c)    Holder Put Option.

During the period from April 16, 2020 to October 16, 2020 (the “First Put Period”), the Corporation will accept for redemption, in aggregate, up to 10% of the Outstanding Series E Preferred Stock, determined as of the first day of the First Put Period. During the First Put Period, a holder of Series E Preferred Stock may, on one occasion and with 30 days’ prior written notice to the Corporation, submit part or all of the Series E Preferred Stock owned by such holder to the Corporation for redemption at the Redemption Price, subject to the foregoing capacity limitation.

During the period from October 17, 2020 to October 16, 2021 (the “Second Put Period”), the Corporation will accept for redemption, in aggregate, up to 20% of the Outstanding Series E Preferred Stock, determined as of the first day of the Second Put Period. During the Second Put Period, a holder of Series E Preferred Stock may, on one occasion and with 30 days’ prior written notice to the Corporation, submit part or all of the Series E Preferred Stock owned by such holder to the Corporation for redemption at the Redemption Price, subject to the foregoing capacity limitation.

Subject to the limitations described above, any shares of Series E Preferred Stock submitted for redemption during the First Put Period or the Second Put Period will be accepted for redemption and redeemed on the 30th day after the Corporation’s receipt of the applicable written notice (the “Redemption Date”), at the Redemption Price. If any holder of Series E Preferred Stock submits any Series E Preferred Stock for redemption during the First Put Period or the Second Put Period, the Corporation will provide notice of such submission to all other holders of Series E Preferred Stock within three Business Days and such holders will be entitled to submit part or all of their Series E Preferred Stock for redemption as of the same Redemption Date, subject to the limitations on redemptions applicable to the First Put Period and the Second Put Period. Such additional redemption requests must be received by the Corporation by 5:00 p.m. on the tenth Business Day prior to the applicable Redemption Date. If the capacity limitations for the First Put Period or the Second Put Period are exceeded, the Corporation will redeem properly submitted shares of Series E Preferred Stock on a pro rata basis.

During the period from October 17, 2021 to September 1, 2023 (the “Third Put Period”), a holder of Series E Preferred Stock may, with 45 days’ prior written notice to the Corporation, submit part or all of the Series E Preferred Stock owned by such holder to the Corporation for redemption at the Redemption Price. Any shares of Series E Preferred Stock submitted for redemption during the Third Put Period will be accepted for redemption and redeemed on the 45th day after the Corporation’s receipt of the applicable written notice, which will also be considered a “Redemption Date.”

(d)    Procedures for Redemption.

(i)    If the Corporation shall determine or be required to redeem shares of Series E Preferred Stock pursuant to paragraph 4(a) or 4(b), it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation on the close of business on such date as the Board of Directors or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series E Preferred Stock. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Directors or its delegatee; (B) the number of shares of Series E Preferred Stock to be redeemed; (C) the CUSIP number of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all shares of Series E Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. The Notice of Redemption shall be mailed to the holders of shares of Series E Preferred Stock to be redeemed not fewer than 15 days nor more than 40 days prior to the date fixed for redemption.

(ii)    If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Corporation shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the shares of Series E Preferred Stock to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Series E Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Series E Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Series E Preferred Stock called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series E Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii)    On or after the redemption date, each holder of shares of Series E Preferred Stock that are subject to redemption shall surrender such shares to the Corporation as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv)    In the case of any redemption of less than all of the shares of Series E Preferred Stock pursuant to these Articles Supplementary, such redemption shall be made pro rata from each holder of shares of Series E Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v)    Notwithstanding the other provisions of this paragraph 4, the Corporation shall not redeem any shares of Series E Preferred Stock unless all accumulated and unpaid dividends and distributions on all Outstanding shares of Series E Preferred Stock and other Preferred Stock ranking on a parity with the Series E Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Article II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series E Preferred Stock.

If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series E Preferred Stock or other Preferred Stock designated to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Series E Preferred Stock and other Preferred Stock so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series E Preferred Stock and other Preferred Stock designated to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

(e)     Procedures for Holder Put Option.

(i)    A holder of shares of Series E Preferred Stock desiring to give notice of its exercise of a put option pursuant to paragraph 4(c) hereof (a “Put Exercise Notice”) shall provide such notice to the Corporation in writing, which may be by email, at the following address: The Gabelli Convertible and Income Securities Fund Inc., One

Corporate Center, Rye N.Y. 10580-1422 or ClosedEnd@gabelli.com. The Put Exercise Notice shall state: (A) the name of the holder of the shares of Series E Preferred Stock submitting the Put Exercise Notice; (B) the total number of shares of Series E Preferred Stock owned by such holder; and (C) the number of shares of Series E Preferred Stock submitted for redemption. Within five Business Days of receiving a Put Exercise Notice, the Corporation will send the holder of shares of Series E Preferred Stock submitting such Put Exercise Notice an acknowledgement of receipt containing the Redemption Date that will be applicable to the requested redemption, together with any instructions for effectuating the redemption and related payment for the shares of the Series E Preferred Stock that are the subject of the Put Exercise Notice, as well as a statement, if applicable, of the number of shares of Series E Preferred Stock that it currently knows will not be accepted for redemption on the Redemption Date as a result of the limitations on redemption contained in paragraph 4(c) hereof.

(ii)    In the event the Corporation receives a Put Exercise Notice during the First Put Period or the Second Put Period, the Corporation will, within three Business Days of such receipt, mail notice that it has received a Put Exercise Notice to all other holders of shares of Series E Preferred Stock at their registered addresses in the Corporation’s books and records (which may be emailed to an address contained in the Corporation’s books and records if such holder has consented to electronic delivery). Such notice shall state: (A) the fact that the Corporation has received a Put Exercise Notice; (B) the Redemption Date applicable to such Put Exercise Notice; and (C) a statement that other holders of shares of Series E Preferred Stock desiring to concurrently submit their Series E Preferred Stock for redemption must submit a Put Exercise Notice by 5:00 p.m. on the tenth Business Day prior to the applicable Redemption Date. Following the receipt of all Put Exercise Notices for a particular Redemption Date, the Corporation will send a final acknowledgement of receipt containing the information specified in paragraph 4(e)(i) hereof.

(iii)    Each holder of shares of Series E Preferred Stock that are the subject of a Put Exercise Notice shall follow the instructions contained in the Corporation’s acknowledgement of receipt in order to be entitled to receive the Redemption Price applicable to such redemption on the applicable Redemption Date.

5.    Voting Rights.

(a)    General.

Except as otherwise provided in the Governing Documents or a resolution of the Board of Directors, or as required by applicable law, holders of shares of Series E Preferred Stock shall have no power to vote on any matter except matters submitted to a vote of the holders of Common Stock. In any matter submitted to a vote of the holders of the Common Stock, each holder of shares of Series E Preferred Stock shall be entitled to one vote for each share of Series E Preferred Stock held and the holders of the Outstanding Preferred Stock, including Series E Preferred Stock, and the Common Stock shall vote together as a single class; provided, however, that the holders of the Outstanding Preferred Stock, including Series E Preferred Stock, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Corporation, to elect two of the Corporation’s directors. Subject to paragraph 5(b) of Article II hereof, the holders of the outstanding capital shares of the Corporation, including the holders of the Outstanding Preferred Stock, including the Series E Preferred Stock, voting as a single class, shall elect the balance of the directors.

(b)    Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of directors constituting the Board of Directors shall be automatically adjusted as necessary to permit the holders of Outstanding Preferred Stock, including the Series E Preferred Stock, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Corporation) to elect the number of directors that, when added to the two directors elected exclusively by the holders of Preferred Stock pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Directors as so adjusted. The Corporation and the Board of Directors shall take all necessary actions to effect an adjustment of the number and/or composition of directors as described in the preceding sentence. A Voting Period shall commence:

(i)    if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding shares of Series E Preferred Stock equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii)    if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 5(b).

(c)    Right to Vote with Respect to Certain Other Matters.

Subject to paragraph 1 of Article III of these Articles Supplementary, so long as any shares of Series E Preferred Stock are Outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the shares of Preferred Stock Outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of these Articles Supplementary so as to in the aggregate materially and adversely affect the rights and preferences set forth in any Articles Supplementary, including the Series E Preferred Stock. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Stock are Outstanding, the Corporation shall not effect any of the actions set forth in the preceding sentence which in the aggregate materially and adversely affects the rights and preferences set forth in the Articles Supplementary for a series of Preferred Stock differently than such rights and preferences for any other series of Preferred Stock without the affirmative vote of the holders of at least a majority of the Preferred Stock Outstanding of each series materially and adversely affected (each such materially and adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of shares of the Series E Preferred Stock shall have exclusive voting rights on a Charter amendment that would alter only the contract rights of the Series E Preferred Stock, as expressly set forth in these terms of the Series E Preferred Stock. The holders of shares of the Series E Preferred Stock shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Stock. Unless a higher percentage is required under the Governing Documents or applicable provisions of Maryland law or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding shares of Preferred Stock, including Series E Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization materially and adversely affecting the Preferred Stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 5(c), the phrase “vote of the holders of a majority of the Outstanding shares of Preferred Stock” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Corporation duly called (i) of 67 percent or more of the shares of Preferred Stock present at such meeting, if the holders of more than 50 percent of the Outstanding shares of Preferred Stock are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding shares of Preferred Stock, whichever is less. The class vote of holders of shares of Preferred Stock described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including Series E Preferred Stock, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized shares of Preferred Stock pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Stock (including Series E Preferred Stock) pursuant to the Governing Documents shall not in and of itself be considered to materially and adversely affect the rights and preferences of the holders of Series E Preferred Stock.

(d)    Voting Procedures.

(i)    As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and instruct the Dividend-Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Dividend-Disbursing Agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote-per-share basis.

(ii)    For purposes of determining any rights of the holders of Series E Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Governing Documents, by statute or otherwise, a share of Series E Preferred Stock which is not Outstanding shall not be counted.

(iii)    The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock to elect directors and who remain directors following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

(iv)    Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above shall expire, and the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Preferred Stock, including Series E Preferred Stock, to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above, the number of directors shall be automatically reduced to the number of directors on the Board immediately preceding such Voting Period.

(e)    Exclusive Remedy.

Unless otherwise required by law, the holders of shares of Series E Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Series E Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends and distributions on the shares of Series E Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

6.    Coverage Tests.

(a)     Determination of Compliance.

For so long as any shares of Series E Preferred Stock are Outstanding, the Corporation shall make the following determination:

(i)    Asset Coverage. The Corporation shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any share of Series E Preferred Stock is Outstanding.

(b)    Failure to Meet Asset Coverage.

If the Corporation fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related Series E Asset Coverage Cure Date, (i) the Corporation shall give a Notice of Redemption as described in paragraph 4 of Article II hereof with respect to the redemption of a sufficient number of shares of Preferred Stock, which at the Corporation’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of Series E Preferred Stock, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Corporation’s discretion, such additional number of shares of Series E Preferred Stock or other Preferred Stock in order that the Corporation have Asset Coverage with respect to the shares of Series E Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Series E Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 4 of Article II hereof.

(c)    Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraph 6(a)(i) hereof are satisfied, (i) no share of the Series E Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7.    Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Stock.

(a)    So long as any shares of Series E Preferred Stock are Outstanding, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Corporation shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

(b)    So long as any shares of Series E Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Series E Preferred Stock and other Preferred Stock then Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Stock for which a Notice of Redemption has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the shares of Series E Preferred Stock and all other Preferred Stock of the Corporation then Outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock of the Corporation upon liquidation or the distribution of the assets of the Corporation or in respect of the payment of dividends.

8.    Treatment of the Series E Preferred Stock for Tax Purposes

Unless otherwise required by law, the holders of the Series E Preferred Stock shall treat shares of Series E Preferred Stock as equity of the Corporation for all U.S. federal, local and other income tax purposes.

ARTICLE III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THE ARTICLES SUPPLEMENTARY

To the maximum extent permitted by law, the Board of Directors or its delegatee, without the vote of the holders of the Series E Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate materially and adversely affect the rights and preferences of holders of shares of the Series E Preferred Stock.

THIRD: The shares of Series E Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of October, 2019

By /s/ Bruce N. Alpert

Name: Bruce N. Alpert

Title: President

Attest:

/s/ John C. Ball

Name: John C. Ball

Title: Treasurer